Exhibit 10.1

PURCHASE AGREEMENT

by and between

WINTER HAVEN CAPITAL CENTER, LLC,

a Florida limited liability company

as Seller,

and

CARTER VALIDUS PROPERTIES II, LLC,

a Delaware limited liability company

as Purchaser

Premises:	Winter Haven Urgent Care Facility 7375 Cypress Gardens Boulevard Winter Haven, Florida 33884

Date:	August 29, 2014

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between WINTER HAVEN CAPITAL CENTER, LLC, a Florida limited liability company (“Seller”), whose principal place of business is located at 249 Maitland Ave., Ste. 2000, Altamonte Springs, FL 32701-4911, and CARTER VALIDUS PROPERTIES II, LLC, a Delaware limited liability company (“Purchaser”), whose principal place of business is located at 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The “Effective Date” shall be the date Escrow Agent (as defined in Section 2.02 below) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by Escrow Agent’s signature hereto.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) Seller’s leasehold interest under that certain Ground Lease dated as of June 30, 2008, between Central Polk, LLC, as lessor, and Seller, as lessee, as evidenced by that certain Memorandum of Lease recorded in Official Records Book 1641, Page 1647, of the Public Records of Polk County, Florida (the “Ground Lease”) in that certain tract of real property located in Winter Haven, Florida, more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation that certain approximately seven thousand five hundred sixty (7,560) rentable square foot urgent care facility and all equipment and amenities, together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest in that certain Master Lease Agreement dated June 30, 2008 between Seller and Central Polk, LLC (“Tenant”), and any guaranties thereof (collectively, the “Lease”), pursuant to which Tenant leases all the Improvements, all security deposits, prepaid rents and similar items attributable to periods after Closing, any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under the Lease, and all of Seller’s right, title and interest in all parking agreements, and all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and the right to use of the trade name associated with the Improvements and any and all derivations of such name and permits for the beds (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”). The Intangible Property shall not include any so described items owned by Tenant or its permitted sub-tenants.

(d) All of Seller’s right, title and interest in all beds, equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements along with Seller’s interest as lessee in any rented or leased personal property, to the extent approved by Purchaser (all of the foregoing being hereinafter collectively referred to as the “Personal Property”). The Personal Property shall not include any so described items owned by Tenant or its permitted sub-tenants.

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) is an amount equal to THREE MILLION EIGHT HUNDRED THREE THOUSAND SIX HUNDRED THIRTY-NINE AND 55/100 DOLLARS ($3,803,639.55). The Purchase Price will be paid by Purchaser to Seller at the Closing (as defined in Section 6.01 below) in cash or immediately available wire transfer funds.

Section 2.02 Earnest Money. Purchaser will, within two (2) business days after the Effective Date, deposit the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) as the earnest money hereunder (the “Deposit”), with Chicago Title Insurance Company, 2400 Maitland Center Parkway, Suite 200, Maitland, Florida 32751, Attention: Sam Sobering (the “Escrow Agent”). As used herein, the term “Earnest Money Deposit” means the Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Escrow

Agent must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Escrow Agent, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Escrow Agent.

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent survey of the Property made in accordance with ALTA Standards. Purchaser shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located.

Section 3.02 Title Review Items. Within ten (10) days of the Effective Date, Seller, at Seller’s sole cost and expense, shall deliver to Purchaser an ALTA form commitment for leasehold owner’s title insurance (the “Title Commitment”), issued by Escrow Agent, which shall set forth the state of title to the Real Property and the Improvements.

Section 3.03 Other Review Items. Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser a copy of the Ground Lease and Lease. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract.

Section 3.04 Inspection. Purchaser has the right, upon not less than two (2) Business Days’ prior notice, to conduct on-site inspections of the Property and physical inspections and tests of the Property after the Effective Date, including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of Tenant and its permitted sub-tenants under the Lease), to interview Tenant (with Seller’s representative present, if desired by Seller) and to inspect and audit all of Seller’s books and records relating to the Property; provided, however, Purchaser agrees not to unreasonably interfere with Tenant’s (or its permitted sub-tenants’) possession and/or Seller’s operations or cause any damage to the Property. Seller hereby directs the manager of the Property to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Seller and/or Seller’s representative may be present during Purchaser’s on-site inspections and Tenant interviews. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Seller from and against any and all claims, actions, suits, liens, damages, liabilities, losses, fines and expenses, including, without limitation, attorneys’ fees and costs (collectively, “Claims”) to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III; provided, however, that the foregoing indemnity shall not extend to Claims arising from the negligence or willful misconduct of Seller or Seller’s agents, employees or representatives or to pre-existing conditions on the Property. This agreement to indemnify Seller shall survive the Closing and any termination of this Contract.

Section 3.05 Tenant Waiver of Ground Lease Right of First Refusal and Option. Pursuant to the terms of the Ground Lease, Seller must afford the Tenant a right of first refusal (“ROFR”) to purchase the Property, and the Tenant has an option to purchase the Property and terminate the Ground Lease (the “GL Option to Purchase”), all as set forth in the Ground Lease. Furthermore, pursuant to the terms of the Ground Lease, Tenant must consent to the Seller’s assignment of Seller’s interest in the Ground Lease to Purchaser (the “GL Assignment Consent”). Seller and Tenant have executed that certain Agreement to Waive Right of First Refusal and Terminate Option, a copy of which is attached hereto as Exhibit “N” (the “Central Polk Waiver”), wherein Tenant has agreed to waive the ROFR, terminate the GL Option to Purchase, and grant the GL Assignment Consent, conditioned only upon Tenant’s receipt at Closing of the “Waiver Fee” (as defined in the Central Polk Waiver). At Closing, Seller shall pay the Waiver Fee to Tenant out of Seller’s closing proceeds.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser has from the Effective Date until the thirtieth (30th) day following the later of (a) the date Purchaser receives the documents required to be delivered to Purchaser under Article III; or (b) the date Purchaser conducts its Tenant interview, provided that Purchaser and Seller shall use reasonable efforts to schedule such interview as soon as reasonably possible after the Effective Date; or (c) the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit and a Phase II Environmental Audit; provided, however, irrespective of the date when the Review Period would end as a result of clauses (a) and (b) above, the Review Period shall not continue beyond the sixtieth (60th) day after the Effective Date. During the Review Period, Seller will deliver evidence that Seller and/or Tenant have obtained all permits, licensures, certificates and approvals required under Applicable Laws for the operation of the Property for its current and ongoing intended use.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser fails, for any or no reason, to deliver Seller written notice (the “Waiver Notice”) unconditionally waiving this termination right on or before the end of the Review Period, this Contract shall be deemed automatically terminated.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder (except for those that expressly survive termination) and the Earnest Money Deposit shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that, if Purchaser requests the Escrow Agent to return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Escrow Agent shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Escrow Agent may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. If Purchaser exercises its right to terminate this Contract pursuant to Section 4.02, then Purchaser shall provide Seller with a copy of any appraisals, surveys, engineering, Phase I Environmental Audit, Phase II Environmental Audit, or other written inspection or test report or summary prepared by any third party in connection with Purchaser’s inspection of the Property. Seller acknowledges that delivery of any such third party reports by Purchaser shall be without any representation or warranty as to the accuracy or completeness of such third party reports and Seller’s ability or right to rely on such third party reports.

Section 4.04 Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any mortgages, mechanics’ and materialmen’s liens, judgment liens and any other monetary liens created, suffered or incurred by, through or under Seller against the Property, and pay the Waiver Fee.

Section 4.05 Service Contracts. Seller agrees that all service and maintenance contracts entered into by Seller (collectively, the “Service Contracts”) must be terminated by Seller on or before the Closing Date (as defined in Section 6.01 below) unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same, and Seller shall be responsible for payment of any termination fees or penalties required under any Service Contracts which Purchaser elects to have terminated. Notwithstanding the foregoing, all management and leasing agreements entered into by Seller related to the Property shall be terminated by Seller, at Seller’s sole cost, on or before the Closing Date. Any Service Contracts or management and leasing agreements entered into by Tenant shall remain in effect.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. At the Closing, Seller will convey good, marketable and insurable leasehold title to the Real Property and the Improvements to Purchaser by the Ground Lease Assignment (as defined in Section 6.02(a) below) and title to the Personal Property and the Intangible Property by the Bill of Sale (as defined in Section 6.02(b) below), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment) and not disapproved by Purchaser during the Review Period; (ii) reflected on the Survey, as recertified, and not disapproved by Purchaser during the Review Period; and/or (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The Ground Lease and Lease.

Section 5.02 Leasehold Owner Policy. At the Closing, Purchaser must be able to obtain a standard ALTA form Leasehold Owner Policy of Title Insurance (the “Owner Policy”) issued by Escrow Agent in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s title to the Real Property and the Improvements subject only to the Permitted Exceptions, together with such endorsements as Purchaser may request on or before the end of the Review Period (and Seller shall pay the cost of any such endorsements requested).

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of Escrow Agent on the date which is fifteen (15) days after the end of the Review Period or on such earlier date designated by Purchaser (the date on which the Closing occurs being the “Closing Date”) to Seller upon not less than five (5) days written notice.

Section 6.02 Seller’s Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain assignment of the Ground Lease (as defined in Section 9.01(b) below) (the “Ground Lease Assignment”) in the form attached hereto as Exhibit B.

(b) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit C.

(c) That certain assignment of the Lease (the “Lease Assignment”) in the form attached hereto as Exhibit D.

(d) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit E.

(e) A tenant estoppel certificate (the “Tenant Estoppel Certificate”) from Tenant in the form attached hereto as Exhibit F, or in such other form as may be acceptable to Purchaser and Tenant. The Tenant Estoppel Certificate, in order to be effective, must be dated no earlier than thirty (30) days prior to the Closing Date. The Tenant Estoppel Certificate must be joined in by any guarantor and be completed to reflect the terms of the Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults or other matters reasonably unacceptable to Purchaser. The completed form of the Tenant Estoppel Certificate must be prepared by Seller and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to Tenant. Purchaser shall deliver any comments to the completed Tenant Estoppel Certificate within three (3) business days following receipt thereof, failing which such completed Tenant Estoppel Certificate shall be deemed approved. Seller agrees to use all reasonable efforts to obtain and deliver to Purchaser the executed Tenant Estoppel Certificate in the form required by this Section 6.02(e) no later than the third (3rd) business day prior to the Closing Date. Seller shall not be in default for failure to deliver the Tenant Estoppel Certificate and Purchaser’s sole recourse for such failure shall be to terminate this Contract and receive the Earnest Money Deposit. Purchaser shall be entitled to extend the Closing Date for up to fifteen (15) days, if necessary, in order for Seller to obtain the Tenant Estoppel Certificate.

(f) A Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in a form attached hereto as Exhibit K or in such other form that is mutually acceptable to Purchaser, Tenant and Purchaser’s lender whereby Tenant’s rights are subordinated to the lien of Purchaser’s lender. Seller agrees to use its best efforts to obtain and deliver to Purchaser the executed SNDA in the form required by this Section 6.02(f) no later than the third (3rd) business day prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be in default for failure to deliver the SNDA and delivery of the SNDA shall not be a condition to Purchaser’s performance under this Contract.

(g) Original counterparts (to the extent available) of the Lease, lease files (including all correspondence, applications and credit reports), operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing, provided that if Seller does not have originals of such documents, Seller shall deliver to Purchaser copies that are certified by Seller as being complete and accurate.

(h) All landlord keys to the Property.

(i) An affidavit of title sufficient to permit Escrow Agent to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens, general rights of parties in possession (except for the rights of Tenant as tenant under the Lease), unrecorded encumbrances and unpaid taxes or assessments not appearing of record, in a form reasonably acceptable to Escrow Agent, along with a GAP Affidavit and any other items reasonably required by Escrow Agent.

(j) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy). An updated rent roll certified by Seller to be true, complete and correct in all material respects to the best of Seller’s actual knowledge.

(k) That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit G and made a part hereof for all purposes.

(l) Appropriate evidence of Seller’s authority to consummate the transaction contemplated by this Contract as may be required by Escrow Agent.

(m) Estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, covenants, conditions, restrictions or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser during the Review Period and in substantially the form attached hereto as Exhibit I and made a part hereof. Seller agrees to use its best efforts to obtain and deliver such estoppel certificates. Seller will not be in default for failure to deliver such estoppel certificates and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit.

(n) The Central Polk Waiver if it was placed in escrow with Escrow Agent with instructions to release it only upon Closing and payment of the Waiver Fee.

(o) Reserved.

(p) All other documents reasonably necessary or appropriate to complete the transaction contemplated by this Contract.

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

(a) The Ground Lease Assignment.

(b) The Tenant Letter.

(c) Appropriate evidence of Purchaser’s authority to consummate the transaction contemplated by this Contract as may be required by Escrow Agent.

(d) The Lease Assignment.

(e) All other documents reasonably necessary or appropriate to complete the transaction contemplated by this Contract.

Section 6.04 Management Transition/Roof Warranty. From and after the Effective Date, Seller will provide Purchaser with copies of all current income and expense reports concerning the Property as and when received by Seller. Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property. Seller shall use its commercially reasonable efforts to obtain at Closing, to the extent they are still effective, the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from Seller to Purchaser, including by making property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents as reasonably necessary to assign any such roof warranties to Purchaser. Seller shall be responsible for any fees, including but not limited to, inspection fees assessed by the roof warranty issuers to give such consents, together with the cost of any repairs or replacements required by any roof warranty issuer as a condition to delivery of its consent.

Section 6.05 Possession. Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under the Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date; however, Seller shall be entitled to receive rents for periods prior to the Closing Date to the extent collected or received by Seller or Purchaser after the Closing.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property, but only to the extent they are not paid directly by Tenant. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive the Closing. If the taxes and assessments are being paid directly by the Tenant, they shall not be prorated between Purchaser and Seller.

(c) Payments under any Service Contracts entered into by Seller, if any, which pursuant to Section 4.05 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges not directly paid by Tenant, if any, to be apportioned on the basis of the last meter reading.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received or errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property. Gas, electricity and other utility charges paid directly by Tenant shall not be prorated.

(c) Seller and Purchaser agree that all rents received after the Closing from Tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by Tenant, and then to delinquent rentals, if any, owed by Tenant in the inverse order of their maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from Tenant; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against Tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Seller shall have the right to pursue reasonable collection remedies against Tenant owing delinquent rentals owed Seller, provided that (i) Seller shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Seller shall in no event institute any proceeding to evict or dispossess Tenant from the Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

(d) At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit made under the Lease or otherwise actually collected by Seller, together with all interest, if any, which must be paid thereon to Tenant; and (ii) all prepaid rents and other charges paid in advance by Tenant and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Seller must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing.

(e) Leasing commissions, tenant improvement expenses and rent abatements relating to Leases shall be apportioned between the parties as follows:

(i) All such expenses relating to the Lease which are not contingent on renewal or expansion of the Lease after the Closing Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

(ii) All such expenses relating to the Lease, which are solely payable with respect to and contingent upon renewal of the Lease or expansion into additional space by Tenant under the Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Lease and any applicable commission agreements are delivered to Purchaser during the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(f) Notwithstanding the foregoing, in the event that Tenant is responsible under the Lease for paying any of the items which are to be prorated, then there shall only be a proration to the extent that Tenant does not pay for the same on or before the Closing Date.

Section 7.03 Transaction Costs. At Closing, Seller shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Seller; (b) all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Ground Lease Assignment; (c) the cost of the Owner’s Policy, including, but not limited to, extended coverage and costs of any endorsements requested by Purchaser; and (d) one-half (1/2) of any escrow and other charges of Escrow Agent and recording fees. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; (b) the cost of the Survey; and (c) one-half (1/2) of any escrow and other charges of Escrow Agent.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this Contract other than CBRE Healthcare Capital Markets who shall be paid a commission by Seller pursuant to the terms of a separate agreement if the transaction contemplated by this Contract closes. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller.

Section 7.05 Waiver Fee. At or prior to the Closing, Seller shall pay to Tenant the Waiver Fee required by Tenant to be paid in connection with Tenant’s execution and delivery of the Central Polk Waiver.

Section 7.06 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Ground Lease Assignment for a period of one (1) year, except the indemnities contained in Section 7.04, which shall survive indefinitely.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser defaults under this Contract, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and to request Escrow Agent to deliver the Earnest Money Deposit to Seller. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Except with respect to Purchaser’s indemnity obligations set forth in this Agreement, Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. If Seller defaults under this Contract, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and to receive the Earnest Money Deposit, together with all accrued interest thereon, and Seller shall reimburse Purchaser for its actual, documented out-of-pocket expenses incurred in connection with this Contract up to $75,000.00; or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Seller in connection with a default by Seller under this Contract that is discovered by Purchaser before the Closing Date. If Seller’s default is an intentional act of Seller that materially, adversely affects title to the Property or Purchaser’s ability to obtain specific performance as a remedy, then Purchaser may, in lieu of specific performance (but not in lieu of the return of the Earnest Money Deposit), pursue an action for damages against Seller up to $500,000.00.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of Florida and is authorized to conduct business in the State of Florida. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) Seller owns a leasehold interest in the Property pursuant to the terms of the Ground Lease. Seller is not in default of its obligations under the Ground Lease and to Seller’s knowledge, the landlord under the Ground Lease is not in default of its obligations thereunder. Seller is the owner of the Improvements.

(c) Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. There are no outstanding claims on Seller’s insurance policies which claims relate to the Property. Seller has received no written notice of any (and, to Seller’s actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

(e) The rent roll delivered to Purchaser pursuant to the terms of this Contract is true and correct in all material respects. Except for the Ground Lease, Tenant’s permitted sub-tenants, and as set forth on the rent roll, there are no leases, agreements, licenses or rights of occupancy with respect to the Property. Seller has delivered to Purchaser a true and complete copy of the Lease. To Seller’s actual knowledge, no material default or breach exists on the part of Tenant under the Lease. Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Lease to be the responsibility of the landlord thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under the Lease, nor does there exist any default or breach on the part of the landlord thereunder. There are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of the Lease. There are no pending contracts for the sale of all or any portion of the Property.

(f) Except as set forth on Exhibit L attached hereto, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property entered into by Seller. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts. Seller is not in default or breach of any of its obligations under the Service Contracts, and to Seller’s actual knowledge, no other party to a Service Contract is in default or breach of its obligations thereunder.

(g) Seller has not received any written notice concerning any alleged violation by the Property or Seller of any applicable environmental law, rule or regulation which remains uncured.

(h) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(j) The list of Personal Property contained on Exhibit M attached hereto is a true and complete list of the Personal Property owned by Seller.

(k) Neither Seller, nor to Seller’s knowledge, any of Seller’s partners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Seller’s knowledge, Seller is not owned or controlled, directly or indirectly by the government of any country that is subject to a United States Embargo; (iii) to Seller’s knowledge, Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Seller’s knowledge, Seller is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of its organization, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

(c) Neither Purchaser, nor to Purchaser’s knowledge, any of Purchaser’s owners, or any officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Purchaser’s knowledge, Purchaser is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; (iii) to Purchaser’s knowledge, Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Purchaser’s knowledge, Purchaser is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation. Purchaser’s knowledge as it relates to its investors is based on information provided by its U.S. broker dealer network in connection with the normal and customary investor screening practices used by its U.S. broker dealer network. Purchaser has and will continue to rely exclusively on its U.S. broker dealer network to implement the normal and customary investor screening practices mandated by applicable law and Financial Industry Regulatory Authority, Inc.

Section 9.03 Discovery. If either Seller or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, and such representation or warranty is not cured within five (5) business days after notice thereof, the discovering party may, at its option, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Purchaser is the discovering party, Purchaser shall be entitled to the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and to pursue its remedies under Section 8.02 of this Contract; and (b) if Seller is the discovering party, Seller shall be entitled to pursue its remedies under Section 8.01 of this Contract. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Ground Lease Assignment, but to the extent that neither Seller nor Purchaser has made any claim as to the breach of any such representation or warranty within one (1) year after the Closing Date, such representations and warranties will terminate and be of no further force and effect. Except as expressly set forth in this Contract, or in any of the Closing documents, Purchaser accepts the Property in “AS IS” condition “with all faults.

Section 9.04 Operating Covenants. Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease or amend, modify, supplement or terminate the Lease.

(c) Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Conditions Precedent. Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of Seller’s representations and warranties are true and correct in all material respects.

(b) Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) Seller has delivered (i) the Tenant Estoppel Certificate in compliance with Section 6.02(e) and (ii) title estoppels, if any, required by Section 6.02(m).

(d) There has been no material adverse change in the condition of the Property or the matters reflected in the Title Commitment, the Survey, Tenant’s creditworthiness, the rent roll, the operating statements or the other items delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

(e) The Tenant shall not be in default of its obligations under the Lease.

(f) Reserved.

(g) Tenant has delivered the Central Polk Waiver to Escrow Agent in escrow to be delivered and recorded upon payment of the Waiver Fee to Tenant.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional thirty (30) days or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser, provided that if Purchaser elects to terminate this Contract as a result of a failure of the conditions set forth in Sections 9.05(a) or (b) above, then Purchaser may pursue its remedies under Section 8.02 of this Contract.

Section 9.06 Post Closing Claim. If: (i) Purchaser makes a claim against Seller with regard to a representation or warranty which expressly survives Closing, (ii) Purchaser makes such claim within the one (1) year time period set forth in Section 9.03 above, and (iii) Purchaser obtains a final and non-appealable judgment against Seller which remains unpaid for a period of thirty (30) days, then Seller agrees that Purchaser shall have the right to trace the Purchase Price up to $500,000 to the extent necessary to satisfy such claim. Seller represents to Purchaser that Seller has (or will prior to distribution of any such disposition proceeds) provide written notice to Seller’s partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller, their respective members, partners and affiliates) of this tracing provision. Notwithstanding the foregoing, Purchaser’s right to trace the Purchase Price under this Contract and the Flowood Contract (as defined in Section 12.15 below) shall not exceed $500,000 in the aggregate. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Contract.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; (d) transmitted by legible facsimile (with answer back confirmation) to Purchaser and Seller as listed below; or (e) transmitted by electronic mail (without receipt of a return error or delivery failure message). Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, (iv) the date of transmission with confirmed answer back if transmitted by facsimile, or (v) the date of transmission by electronic mail without receipt of a return error or delivery failure message), whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	CARTER VALIDUS PROPERTIES II, LLC
4211 W. Boy Scout Blvd., Suite 500
Tampa, FL 33607
Attention: Michael Seton
Telephone: (813) 316-4300
Facsimile: (813) 287-0397
Email: mseton@cvreit.com

With a copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attention: Matt Sours

Telephone: (404) 504-7712
Facsimile: (404) 365-9532
Email: msours@mmmlaw.com

If to Seller:	Winter Haven Capital Center, LLC
249 Maitland Avenue, Suite 2000
Altamonte Springs, Florida 32701
Attention: John Slavens
Telephone: (407) 875-1590
Facsimile: (407) 875-3648
Email: jslavens@cdg-fl.com

With a copy to:	Lightsey & Associates, P.A.
2105 Park Avenue North
Winter Park, Florida 32789
Attention: Alton Lightsey
Telephone: (407) 622-0025
Facsimile: (407) 622-0026
Email: alton@lightseylaw.com

Either party’s counsel may deliver any notice required or otherwise permitted to be given by the parties hereunder with the same effect as if given directly by the applicable party.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $250,000 and which would not permit Tenant to terminate its Lease], neither Seller nor Purchaser shall have the right to terminate this Contract but Seller shall, at Seller’s option as expressed to Purchaser in writing within ten (10) days after receipt of the opinion of the architect referenced above, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. The Closing Date shall be extended as reasonably necessary, but not longer than thirty (30) days, to allow the time necessary for Seller to deliver the notice required in this Section 11.01. If Seller elects to repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the

Closing Date if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing Date, the parties will nonetheless proceed to the Closing, but at Closing, Seller must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 11.02 Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser, together with the uninsured portion of any such damage; provided, however, that if the uninsured portion of any such damage exceeds $50,000, then Seller shall have the right to terminate this Contract. If Seller elects to exercise the foregoing right to terminate this Contract, then Seller shall deliver written notice to Purchaser prior to the then scheduled Closing Date, and thereafter, Escrow Agent shall promptly refund the Earnest Money Deposit to Purchaser and neither party shall have any further rights or obligations hereunder except for those that expressly survive termination of this Contract. The Closing Date shall be extended as reasonably necessary, but not longer than thirty (30) days, to allow an architect to provide an opinion as to whether loss or damage to the Property is major or minor in accordance with Section 11.01 above.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement or threat of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings. Seller hereby gives Purchaser notice of certain roadway improvements to Cypress Gardens Boulevard of which Seller has received notice, and as listed on the Disclosure Schedule.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement; Confidentiality. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract and are incorporated herein for all purposes.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Escrow Agent.

Section 12.08 Reporting Person. Purchaser and Seller hereby designate Escrow Agent as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Confidentiality. Purchaser and Seller shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including, without limitation, the Leases, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, and to Tenant, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) in connection with any disclosure or filing with the Securities and Exchange Commission or pursuant to the Securities Act of 1933, as amended (the

“Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto or any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By execution of this Contract, Seller and Purchaser hereby confirm their agreement to indemnify, defend and hold each other free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of a breach of this Section.

Section 12.11 Reserved.

Section 12.12 Assignment. Purchaser shall have the right to assign all or any portion of its rights and obligations under this Contract to (i) any entity resulting from a merger or consolidation with Purchaser or any organization purchasing substantially all of Purchaser’s assets, (ii) any entity succeeding to substantially all of the business and assets of Purchaser, (iii) any subsidiary, affiliate or parent of Purchaser, (iv) any entity controlling, controlled by or under common control with Purchaser or with Carter Validus Properties II, LLC or (v) any entity resulting from the reorganization of Purchaser outside of a bankruptcy reorganization. In such event, Purchaser shall notify Seller of such transfer. For purposes of this Contract, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership or voting securities, by contract, or otherwise. Except as set forth above in this Section 12.12, Purchaser shall have no right to assign this Contract or any of Purchaser’s rights or obligations hereunder without the prior written consent of Seller. No assignment of this Contract by Purchaser shall relieve the entity named as Purchaser herein from its obligations hereunder.

Section 12.13 Independent Contract Consideration. Upon the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

Section 12.14 Indemnity. Seller shall indemnify, hold harmless and defend Purchaser, Purchaser’s affiliates, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Purchaser relating to any alleged events, acts or omissions occurring with respect to the Property prior to the Closing Date. Purchaser shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller relating to any alleged events, acts or omissions occurring with respect to the Property after the Closing Date. The provisions of this Section 12.14 shall survive Closing.

Section 12.15 Flowood Contract. Seller and Purchaser acknowledge that simultaneously with the execution and delivery of this Contract, Flowood Capital Center, LLC and Purchaser have entered into that certain Purchase Agreement (the “Flowood Contract”) relating to the purchase and sale of Flowood Ambulatory Surgery Center in Flowood, Mississippi. The obligations of Purchaser and Seller to close under this Contract are expressly conditioned upon the closing of the transaction contemplated by the Flowood Contract occurring concurrently with the closing of the transaction contemplated by this Contract.

Section 12.16 Agreement Not Recordable. Neither this Agreement nor any notice thereof shall be recorded by any party hereto, or any agent of same, in any public records. Purchaser agrees that it will not attempt to record this Agreement or any notice thereof and that any attempt to record this Agreement or any notice thereof shall constitute a default on the part of Purchaser hereunder.

Section 12.17 Radon Gas Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

Section 12.18 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

WITNESSES:	PURCHASER:

CARTER VALIDUS PROPERTIES II, LLC, a Delaware limited liability company
/s/ Miles Callahan
Print Name: Miles Callahan
By: /s/ Lisa Collado
/s/ Anatalia Sanchez	Print Name: Lisa Collado
Print Name: Anatalia Sanchez	Title: Vice President

SELLER:

/s/ Douglas W. Gibson	WINTER HAVEN CAPITAL CENTER, LLC, a Florida limited liability company
Print Name: Douglas W. Gibson

/s/ Richard J. Traerz	By: /s/ John Slavens
Print Name: Richard J. Traerz	Print Name: John Slavens Title: Manager

ESCROW AGENT JOINDER

The Escrow Agent joins herein in order to evidence its agreement to perform the duties and obligations of the Escrow Agent set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser. The Escrow Agent acknowledges that any demand made by Purchaser for the return of the Earnest Money Deposit received on or before the last day of the Review Period need not be joined in by Seller in order to be effective.

Date: September 17, 2014

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Sam Sobering
Name:	Sam Sobering
Title:	Title Officer

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

TENANT INFORMATION

1.	Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2.	Lease Documents – The Lease and all addendums, amendments, subleases, commencement verification letters, and any other letter agreements related thereto.

3.	Tenant and Guarantor Financial Statements, if any

OPERATING INFORMATION

4.	Historical Operating Statements – Three (3) years historical operating statements. Current YTD monthly operating statements.

5.	Operating Budget – Current year’s operating and capital budget(s).

6.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Buyer at closing.

7.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

8.	Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Soils, Engineering, Structural, Seismographic, Geotechnical, Mechanical, Roof, Environmental, Fire/Life/Safety, Air Quality Investigations; and ADA reports.

9.	Survey – Most recent property survey.

10.	Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

11.	Active T.I. Plans – Comprehensive set of plans, specifications, construction contracts, and agreements for all tenant improvement or other construction projects currently underway or committed to at the Property.

Schedule 3.03 - Page 1

12.	Certificates of Occupancy – Copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

13.	Operating Permits, Licenses & Certifications – Copies of all licenses, permits, certifications, and other authorizations required for onsite operations including, without limitation, Sprinkler Certification(s), Fire Alarm Certification(s), Elevator Permits, Boiler Permit(s), Generator Permit(s), Infra-red Electrical Test(s), Fire Pump Permit(s), UST Permit(s), Back-Flow Certification(s); Swing Stage License(s), etc.

14.	Elevator & HVAC Maintenance Logs – Two (2) years historical periodic Elevator & HVAC maintenance reports, including comprehensive inventory of all mechanical systems units stating manufacturer, make/model, capacity, age, condition, and estimated remaining useful life.

15.	Warranties & Guaranties – All active warranties and guaranties for products installed and workmanship performed on the project.

16.	Personal Property – Inventory of personal property to be transferred to Buyer.

17.	All zoning and land use information.

18.	All tenant and market analysis, appraisals, tax returns for Seller, Tenant and the guarantor of the Lease.

MISCELLANEOUS OTHER INFORMATION

19.	Ground Lease.

20.	Title – All Title Reports (including copies of all documents noted as exceptions to title coverage), title policies and title commitments.

21.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

22.	Litigation – List of all litigation pending or threatened against the Property or the Seller relating to the Property, including any condemnation actions.

23.	Insurance Documents – Current certificate of property insurance and certificate of liability insurance.

Schedule 3.03 - Page 2

EXHIBIT A

LEGAL DESCRIPTION

[SEE ATTACHED]

Exhibit A – Page 1

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

This instrument prepared by or under the supervision of

(and after recording should be returned to):

Name:	, Esquire
Address:

(Space Reserved for Clerk of Court)

Parcel I.D. No.

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (this “Assignment”) is made as of the      day of             , 2014, by and between             , a              (“Assignor”) and              (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is the tenant under that certain                      dated                     , by and between                      (as amended and assigned, the “Ground Lease”), whereby Assignor leases that certain parcel of land containing approximately              acres located in Winter Haven, Florida, as more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference; and

WHEREAS, Assignor desires to assign its interest as tenant under the Ground Lease to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder.

NOW, THEREFORE, for and in consideration of the mutual covenants and upon the conditions contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. As of the date hereof, Assignor hereby assigns, sells, transfers, grants, delivers and conveys to Assignee all of Assignor’s right, title and interest as lessee in, to and under the Ground Lease.

Exhibit B – Page 1

2. Assumption. As of the date hereof, Assignee hereby accepts said assignment, sale, transfer and conveyance and assumes and agrees to keep, perform and be bound by all of the terms, covenants, conditions and obligations which are required to be performed by the Assignor as “Tenant” under the Ground Lease.

3. Indemnification. Assignor hereby indemnifies, defends and holds harmless Assignee from and against any and all claims, damages, costs, liabilities and causes of action (including reasonable attorneys’ fees and costs) arising under the Ground Lease and arising or accruing prior to the date hereof. Assignee hereby indemnifies, defends and holds harmless Assignor from and against any and all claims, damages, costs, liabilities and causes of action (including reasonable attorneys’ fees and costs) arising under the Ground Lease and arising or accruing on or after to the date hereof.

4. Modification. No modification, waiver, amendment, discharge or change of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto, their successors in interest and assigns.

6. Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

7. Attorneys’ Fees. Should any dispute occur between Assignor and Assignee, with respect to this Assignment or any document executed in connection herewith, which results in litigation, the losing party or parties shall pay the prevailing party or parties their respective reasonable attorneys’ fees and costs at trial and upon any appeal.

8. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Assignment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Exhibit B - Page 2

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment under seal as of the day and year first written.

WITNESSES:	ASSIGNOR:

, a

Print Name:
By:
Print Name:
Print Name:	Title:

[CORPORATE SEAL]

Address:

STATE OF                                                  )

                                                                      ) ss:

COUNTY OF                                              )

The foregoing instrument was acknowledged before me this      day of             , 20     by                     , as                      of                      corporation, on behalf of the corporation. They/he/she are/is personally known to me or produced                      as identification.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Exhibit B - Page 3

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

WITNESSES:	ASSIGNEE:

, a

Print Name:
By:
Print Name:
Print Name:	Its: [SEAL]

Address:

STATE OF                                                  )

                                                                      ) ss:

COUNTY OF                                              )

The foregoing instrument was acknowledged before me this      day of             , 20     by                     , as                      of                     , on behalf of the                     . They/he/she are/is personally known to me or produced                      as identification.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

Exhibit B - Page 4

EXHIBIT A

To Assignment and Assumption of Ground Lease

PROPERTY DESCRIPTION

Exhibit B - Page 5

EXHIBIT C

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

That concurrently with the execution and delivery hereof,                     , a                      (“Assignor”), is conveying to                     , a Delaware limited liability company (“Assignee”), by Assignment of Ground Lease (the “Ground Lease Assignment”), those certain tracts of land more particularly described on Exhibit A attached to the Ground Lease Assignment and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated             , 20    , by and between Assignor and                      with respect to the conveyance of the Property (the “Purchase Agreement”).

It is the desire of Assignor hereby to assign, transfer and convey to Assignee, subject, however, to those certain matters more particularly described on Exhibit B attached to the Ground Lease Assignment thereto and made a part thereof for all purposes (collectively, the “Permitted Encumbrances”), all Improvements, Personal Property, and Intangible Property, including, without limitation, those items more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not be deemed to include, Assignee shall have no liability under, and Assignor shall remain solely liable and responsible for, the contracts and other matters set forth on Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Non-Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular title to the Improvements, subject to the Permitted Encumbrances, unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. The Personal Property and Intangible Personal Property are being conveyed with warranty of title, but otherwise without any

Exhibit C – Page 1

other warranty, including fitness or merchantability, in “AS-IS” condition, except as may be expressly provided in the Purchase Agreement. Assignee, by its acceptance hereof, hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee indemnifies Assignor from any claims applicable to the Assigned Properties with respect to the period from and after the date hereof.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this      day of             , 20    .

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:	Print Name:
Title:

Print Name:
ASSIGNEE:

, a

By:
Print Name:	Print Name:
Title:

Print Name:

Exhibit C - Page 2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

THAT,                     , a                      limited partnership (“Assignor”) hereby transfers, assigns and sets over unto                     , a Delaware limited liability company (“Assignee”), any and all leases (the “Leases”) with tenants demising space in the premises (the “Premises”) described in Exhibit A attached hereto and made a part hereof for all purposes, and the Leases, together with all amendments thereto and modifications thereof, are more particularly described on the rent roll attached hereto as Exhibit B and made a part hereof for all purposes.

TO HAVE AND TO HOLD the Leases, together with any and all security deposits, prepaid rents, rights and appurtenances thereto in anywise belonging to Assignor unto Assignee, its successors, legal representatives and assigns FOREVER, and Assignor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the ownership of the landlord’s interest in the Leases unto Assignee, its successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise.

Assignor indemnifies and agrees to hold Assignee harmless from and against any loss, cost, damage or expense incurred by Assignee and arising from or in connection with any liabilities or obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits) attributable to the period prior to the date hereof and Assignor shall be solely liable for such liabilities and obligations.

Assignee, by its acceptance hereof, agrees to assume and indemnify and hold Assignor harmless from and against all liabilities and obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits, the receipt of which Assignee acknowledges was made by credit to Assignee to the extent shown on the closing statement for Assignee’s acquisition of the Premises) to the extent same arise or are otherwise attributable to the period from and after the date hereof, but not otherwise; provided, however, (a) Assignee shall have no liability to indemnify and hold Assignor harmless from and against any liability or obligation arising under the Leases prior to the date hereof even though same may be subject to a claim brought after the date hereof; and (b) Assignee shall have no liability for the payment of any tenant finish costs or leasing commissions attributable to any of the Leases (including any commissions payable in

Exhibit D - Page 1

connection with any renewal or expansion thereof) except as and to the extent expressly set forth on Exhibit C attached hereto and made a part hereof for all purposes, but not otherwise.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on) this      day of             , 20    .

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:	Print Name:
Title:

Print Name:
ASSIGNEE:

, a

By:
Print Name:	Print Name:
Title:

Print Name:

Exhibit D - Page 2

EXHIBIT E

FIRPTA AFFIDAVIT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                      (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                      “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this      day of             , 20    .

TRANSFEROR:

, a

By:
Name:
Title:

Exhibit E – Page1

SWORN TO AND SUBSCRIBED BEFORE ME this      day of             , 20    .

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

Exhibit E - Page 2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TENANT:

PROJECT:

TENANT ESTOPPEL CERTIFICATE

To:	KeyBank National Association, as Agent, its successors and assigns (the “Lender”) and , a (“Landlord”)

Re:	, dated , by and between Landlord and , a (“Tenant”) for space in the building located at and commonly referred to as “ “ (the “Project”)

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states and declares as follows:

1.	Tenant is the lessee under that certain lease (the “Original Lease”) pertaining to the Project which is dated .

2.	The name of the current Landlord is: , a .

3.	The Lease (as defined below) is for the following portion of the Project (collectively, the “Demised Premises”): .

4.	The Original Lease has not been modified or amended except by the following documents (the Original Lease, as amended, shall hereinafter be referred to as the “Lease”):

•

•

•

Exhibit F – Page 1

5.	The commencement date of the Lease occurred on . The Lease Term shall expire , unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): .

6.	The Lease contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.

7.	As of the date hereof, Tenant is paying rent on a current basis under the Lease.

(a)	The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is per month

(b)	Common area maintenance, taxes, insurance and other charges (collectively, the “Reimbursables”) due under the Lease have been paid through , 20 .

8.	Tenant has accepted possession of the Demised Premises, and all items with respect to the Demised Premises to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant, if any, under the Lease, except as follows (if none, so state): .

9.	The Demised Premises shall be expanded by the addition of the following space on the dates hereinafter indicated (if none, so state): .

10.	No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a “Default”) on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

11.	To the best of Tenant’s knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

12.	Tenant has no option or right to purchase all or any part of the Project.

13.	Reserved.

14.	Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): .

15.	Reserved.

Exhibit F - Page 2

16.	No rentals are accrued and unpaid under the Lease, except for Reimbursables, if any, which are not yet due and payable.

17.	No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

18.	As of the date hereof, Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

19.	Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state): .

20.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

21.	This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,
TENANT:
,
a
By:
Name:
Its:
Dated:

[INSERT APPROPRIATE NOTARY / ACKNOWLEDGMENT]

Exhibit F - Page 3

EXHIBIT G

TENANT NOTIFICATION LETTER

            , 20

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                      (“Purchaser”) has purchased the captioned property (the “Property”) from                      (“Seller”).

2. In connection with such purchase, Seller has transferred your security deposit in the amount of $         (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and sole responsibility for the return of the Security Deposit.

3. All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

4. Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

Exhibit G – Page 1

WITNESSES:	PURCHASER:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

SELLER:

, a

By:
Print Name:	Print Name:
Title:

Print Name:

Exhibit G - Page 2

EXHIBIT H

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

Seller has received notice of roadway improvements on Cypress Gardens Boulevard, Seller will supply Purchaser with information received to date as part of the Review Items, and shall provide Purchaser copies of any other materials received prior to Closing. Seller has not received any notice that any portion of the Property is being taken in connection with such roadway improvements.

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

Exhibit H – Page 1

EXHIBIT I

DECLARATION ESTOPPEL CERTIFICATE

THE STATE OF	§
	§	KNOW ALL MEN BY THESE
PRESENTS: COUNTY OF	§

THIS DECLARATION ESTOPPEL CERTIFICATE (this “Certificate”) has been executed this      day of             , 20    , by                      (“Owner”) and                      ARCHITECTURAL CONTROL COMMITTEE (the “Committee”) to and for the benefit of                      (“Carter”). Owner and Committee are collectively referred to as “Declarant” and Carter and its successors and assigns are collectively referred to as “Beneficiary”.

R E C I T A L S:

A. Beneficiary has now or will soon hereafter acquire title to that certain project located at                      (the “Property”). The current Owner of the Property is                      (“Seller”).

B. Reference is made to that certain [Declaration of Covenants and Restrictions] dated                     ,                     , recorded under File No.                     ,                      County,                     , as amended by instruments dated                     ,                     , recorded under                     ,                     ,                     , recorded under                      and                      and                     ,                      under                      (such instrument, as so amended and assigned, is hereinafter referred to as the “Declaration”). Unless otherwise defined herein, all initially capitalized terms have the respective meanings assigned to such terms in the Declaration.

C. As a condition to Beneficiary’s acquisition of the Property, Beneficiary has requested and Declarant has agreed to deliver this Certificate with respect to certain matters covered under the Declaration. Beneficiary would not have agreed to acquire the Property in the absence of this Certificate.

In consideration of the recitals set forth above, Declarant hereby certifies to Beneficiary, and otherwise consents and approves, the following:

ARTICLE I

DECLARATION MATTERS

Section 1.01 Declaration. The Declaration is currently in full force and effect and has not, except as noted above, been modified or otherwise amended. The

Exhibit I – Page 1

Declaration does not contain any reacquisition or similar options. Seller has not defaulted under, nor otherwise violated the terms set forth in, the Declaration. The current members of the Committee are:

                                 .

Section 1.02 Assessments. All general and special assessments or other payments due with respect to the Property have been paid in full and no amounts are currently due and owing. No default assessments have been levied against the Property nor have any assessment or similar liens been filed against the Property. The general assessments and the special assessments levied and expected to be levied under the Declaration for the                      and                      calendar years in the aggregate and the portion thereof allocable to the Property are as follows:

	Aggregate		Property Share
General	$	- 20	$	- 20
Special	$	- 20	$	- 20

Section 1.03 Improvements. Declarant has reviewed and approved all information, if any, concerning the improvements located upon the Property (collectively, the Improvements”) which is required to be submitted to Declarant for approval under the Declaration. All Improvements have been constructed and are otherwise in full compliance with the Declaration. The current use and operation of the Property does not violate the Declaration and the Property satisfies (or has been granted a permitted variance from) all setback, parking, outside storage, landscaping, signage, screening and other construction requirements set forth in the Declaration.

Section 1.04 Notice. Effective upon Declarant’s receipt of written notice of Beneficiary’s acquisition of the Property, (a) Beneficiary will be entitled to all voting and other benefits under the Declaration with respect to the Property; and (b) all notices, demands or other written communication delivered by Declarant under the Declaration or any other instrument applicable thereto, must be delivered to Beneficiary in the manner set forth therein to the following address (or such other or further addresses as Beneficiary may hereafter designate):

Attention:

Exhibit I - Page 2

ARTICLE II

MISCELLANEOUS

Section 2.01 Authority. All approvals and other actions required to authorize Declarant’s execution of this Certificate have been received or otherwise taken.

Section 2.02 Reliance. Declarant acknowledges that Beneficiary has the right to rely and will rely upon this Certificate in connection with Beneficiary’s acquisition of the Property.

IN WITNESS WHEREOF, this Certificate has been executed as of (but not necessarily on) the date and year first above written.

OWNER:

By:
Print Name:
Title:

COMMITTEE:

ARCHITECTURAL CONTROL COMMITTEE

By:
Print Name:
Title:

Exhibit I - Page 3

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this      day of             , 20    , by                     , a                      of                     , as managing partner of                     , a                     , on behalf of such entity.

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this      day of             , 20    , by                     , a member of the                      Architectural Control Committee, on behalf of such entity.

[Notarial Seal]	Notary Public, State of Print Name: My Commission Expires:

Exhibit I - Page 4

EXHIBIT J

RESERVED

Exhibit J – Page 1

EXHIBIT K

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

After Recording Return to:

William F. Timmons, Esq.

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Grantor #1 (Landlord):

Grantor #2 (Tenant):

Grantee (Lender):	KEYBANK NATIONAL ASSOCIATION, AS AGENT

Abbreviated Legal Description:

Official Legal Description on Exhibit A

Assessor’s Tax Parcel ID #

Reference No.	N/A

Exhibit K – Page 1

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the      day of             , 20     by and between:

KEYBANK NATIONAL ASSOCIATION,

a national banking association, as Agent

having an address at

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

(“Lender”),

and

having an address at

(“Tenant”).

RECITALS:

A. Tenant is the holder of a leasehold estate in a portion of those certain premises located in the City of                     , County of                     , State of                     , and more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Property”) under and pursuant to the provisions of a certain lease dated                     , between                     , a                     , as landlord, and                     , as tenant (the “Lease”); and

B.                      is the current owner of a ground lease of the Property and the landlord under the Lease (“Landlord”); and

C. Lender is the agent for lenders which have made a loan or are about to make a loan to Carter Validus Operating Partnership II, LP, a Delaware limited partnership, as borrower (“Borrower”) evidenced or to be evidenced by one or more promissory notes made by Borrower to the order of such lenders (as amended, restated, replaced, consolidated, supplemented or otherwise modified from time to time, collectively, the “Note”) and secured or to be secured by that certain Mortgage/Leasehold Deed to Secure Debt/Deed of Trust and Security Agreement (as the same may be modified, amended or restated from time to time, the “Security Instrument”) and that certain Assignment of Leases and Rents (as the same may be modified, amended or restated from time to time, the “Assignment of Rents”) granted by Landlord to or for the benefit of Lender and encumbering the Property; and

Exhibit K – Page 2

D. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. SUBORDINATION. The Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the terms, covenants and provisions of the Security Instrument and to the lien thereof, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2. NON-DISTURBANCE. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond any applicable notice or grace period.

3. ATTORNMENT. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of an assignment of ground lease in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 2 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Purchaser shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the term with the same force and effect as if Purchaser were the lessor under the Lease subject to the terms of Section 4 of this Agreement; provided, however, that Purchaser shall not be:

Exhibit K – Page 3

(a) liable for any past act, omission, neglect, default or breach of representation or warranty of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”), provided that so long as Purchaser has received written notice and a reasonable opportunity to cure, the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions that (i) existed as of the date Purchaser became the owner of the Property, and (ii) violate Purchaser’s obligations under the Lease; provided further, however, that the foregoing shall not obligate Purchaser for any damages arising from such past act, omission, neglect, default or breach of representation or warranty of any Prior Landlord;

(b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property;

(c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser;

(d) bound by any obligation which may appear in the Lease to perform any improvement work to the Property;

(e) bound by any obligation which may appear in the Lease to pay any sum of money to Tenant;

(f) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser;

(g) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the premises demised under the Lease, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest; or

(h) responsible for the making of repairs in or to the Property in the case of damage or destruction to the Property or any part thereof due to fire or other casualty or by reason of condemnation unless Purchaser is obligated under the Lease to make such repairs and Purchaser receives insurance proceeds or condemnation awards sufficient to finance the completion of such repairs.

In the event that any liability of Purchaser does arise pursuant to this Agreement, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest.

Exhibit K – Page 4

4. NOTICE TO TENANT. After notice is given to Tenant by Lender that an Event of Default (as defined in the Security Instrument) exists under the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the Assignment of Rents, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. NOTICE TO LENDER AND RIGHT TO CURE. Tenant agrees to simultaneously notify Lender by certified mail, return receipt requested, with postage prepaid, of any default on the part of Landlord under the Lease which would entitle Tenant to cancel or terminate the Lease or abate or reduce the rent payable thereunder, and Tenant further agrees that, notwithstanding any provisions of the Lease, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective unless Lender has received notice of the same and has failed within forty-five (45) days after both Lender’s receipt of said notice and the time when Lender shall have become entitled under the Security Instrument (as hereinafter defined) to remedy the same, to commence to cure the default which gave rise to the cancellation or termination of the Lease or abatement or reduction of the rent payable thereunder and thereafter diligently prosecutes such cure to completion, provided that in the event Lender cannot commence such cure without possession of the Property, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective if Lender commences judicial or non-judicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion. In addition, if such default is not susceptible of cure by Lender and Lender obtains possession of the Property, such default shall be waived. Notwithstanding the foregoing, Lender shall have no obligation to cure any default by Landlord except as provided in Section 3 in the event Lender shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of an assignment of ground lease in lieu of foreclosure or by reason of any other enforcement of the Security Instrument.

6. NOTICES. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Tenant:

Attention:

Exhibit K – Page 5

If to Lender:	KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attention: Real Estate Capital Services

With a copy to:	KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: Mr. Daniel Stegemoeller

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Purchaser and their respective successors and assigns.

8. GOVERNING LAW. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of                      and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of                     .

9. MISCELLANEOUS. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit K – Page 6

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:
KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Exhibit K – Page 7

TENANT:

a
By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Exhibit K – Page 8

The undersigned hereby joins in the execution of this Agreement in order to evidence its acceptance of, and agreement to, the provisions of Section 4 hereof.

LANDLORD: a Delaware limited liability company
By:	Carter Validus Operating Partnership II, LP a Delaware limited partnership

	By:	Carter Validus Mission Critical REIT II, Inc., a Maryland corporation

By:
Name:
Its:

Exhibit K – Page 9

Exhibit “A” to SNDA

Legal Description

Exhibit K – Page 10

EXHIBIT L

LIST OF SERVICE CONTRACTS

NONE

Exhibit L – Page 1

EXHIBIT M

LIST OF PERSONAL PROPERTY

NONE

Exhibit M – Page 1

EXHIBIT N

CENTRAL POLK WAIVER

[SEE ATTACHED]

Exhibit N – Page 1